Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Evans & Sutherland Computer Corporation

We hereby consent to the incorporation by reference in Registration Statement No. 333-118277 on Form S-8 and Registration Statement No. 333-137637 on Form S-3 of Evans & Sutherland Computer Corporation of our report dated March 12, 2015, with respect to the consolidated balance sheets of Evans & Sutherland Computer Corporation as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income (loss), stockholders’ deficit, and cash flows for the years then ended, which report appears in the December 31, 2014 Annual Report on Form 10-K of Evans & Sutherland Computer Corporation.

/s/ Tanner LLC
Salt Lake City, Utah
March 12, 2015